Exhibit 99.1

Carnival Cruise Lines CEO Gerry Cahill To Retire

Miami (October 30, 2014) – Gerry Cahill, president and CEO of Carnival Cruise Lines, announced today that he is retiring, effective November 30, after 20 years of service.

Cahill, 63, has been CEO of Carnival Corporation’s largest cruise brand since 2007, growing the cruise line to 24 ships – the largest in the company’s fleet — during his tenure.

“Gerry has been instrumental in taking Carnival Cruise Lines to new heights as one of the preeminent brands in the cruise industry,” said Arnold Donald, president and CEO of Carnival Corporation & plc, the world’s largest cruise company. “He and his team have delivered new innovations to cruising while growing the business year after year.”

During his tenure as CEO, Cahill and his team launched four new ships and introduced a new class of ships, the Dream class, which included the Carnival Dream, one of the largest ships in the company’s fleet, as well as Carnival Magic and Carnival Breeze with its many new branded spaces and experiences.

Cahill and his team also oversaw the delivery of new cruising features such as the innovative Funship 2.0 ship enhancements and Carnival LIVE concert series, a first in the cruise industry, as well the Carnival Seuss at Sea program, an exclusive partnership that brought the beloved Dr. Seuss children’s brand and characters to its ships. He and his team also developed partnerships with major brands to offer passengers popular on-board features, such as celebrity chef Guy Fieri for Guy’s Burger Joint and comedian and TV personality George Lopez for The Punchliner Comedy Club.

“I can’t thank Gerry enough for his tireless efforts both as CFO of Carnival Corporation and CEO of Carnival Cruise Lines,” said Micky Arison, chairman of Carnival Corporation & plc. “While we would always feel his retiring is premature, we understand and support his decision. His leadership and passion, along with his honest and frank views will be missed, and we will always have a deep appreciation for Gerry’s tremendous contributions to Carnival Corporation.”

No replacement for Cahill is being named at this point. Cahill has agreed to stay on in an advisory capacity for an unspecified time to provide advice and counsel to the leadership team through the transition period.

“It has been an honor and a privilege to lead Carnival Cruise Lines for the past seven years and to work for this great company for 20 years,” said Cahill. “Deciding when to retire is not easy, especially when you love what you do. I feel the time is good for me personally and the company and brand are in a good place. Our employees are the finest, most dedicated people I know, and the thing I will miss most in my retirement is the opportunity to come to the office each day and work with such talented individuals.”

Cahill joined Carnival Corporation in 1994 as vice president – finance, and in January 1998 was promoted to senior vice president – finance and chief financial officer.

Before joining Carnival, Cahill spent six years with Safecard Services, Inc., a NYSE-listed company, where he served first as chief financial officer and then as chief operating officer. From 1979 to 1988, Cahill held financial posts at Resorts International, Inc., and prior to that spent six years with Price Waterhouse. Cahill graduated from the University of Miami, earning his B.B.A. degree in 1973.

About Carnival Corporation

Carnival Corporation & plc is the largest cruise company in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, Ibero Cruises, P&O Cruises (Australia) and P&O Cruises (UK).

Together, these brands operate 101 ships totaling 212,000 lower berths with eight new ships scheduled to be delivered between now and 2017. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices. Additional information can be found on www.carnival.com,www.hollandamerica.com, www.princess.com, www.seabourn.com, www.aida.de, www.costacruise.com, www.cunard.com, www.iberocruceros.com, www.pocruises.com.au and www.pocruises.com.